Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-176104 on Form S-3 and Registration Statement Nos. 333-155685, 333-176106 and 333-192656 on Form S-8 of our reports dated February 29, 2016, relating to the consolidated financial statements and financial statement schedules of Reinsurance Group of America, Incorporated and the effectiveness of Reinsurance Group of America, Incorporated's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Reinsurance Group of America, Incorporated for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
February 29, 2016